                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                       BRIDGESTREET ACCOMMODATIONS, INC.
                (Name of Registrant as Specified In Its Charter)

                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
       Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                       [BRIDGESTREET ACCOMMODATIONS LOGO]

                             2242 PINNACLE PARKWAY
                              TWINSBURG, OH 44087

                         ------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 21, 1999

                         ------------------------------

     The Annual Meeting of Stockholders of BridgeStreet Accommodations, Inc. will be held on Friday, May 21, 1999 at 10:30 o'clock in the morning, Eastern Daylight Time, at BridgeStreet's new corporate headquarters, 2242 Pinnacle Parkway, Twinsburg, Ohio for the following purposes:

     1. To elect a Board of Directors to serve for the ensuing year and until their successors are duly elected and qualified.

     2. To consider and act upon such other business and matters or proposals as may properly come before said Annual Meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on April 1, 1999 as the record date for determining the stockholders having the right to receive notice of and to vote at said Annual Meeting.

                                            By Order of the Board of Directors



                                            CONSTANTINE ALEXANDER
                                            Secretary

Twinsburg, Ohio
April 14, 1999


--------------------------------------------------------------------------------

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE.

--------------------------------------------------------------------------------

                       [BRIDGESTREET ACCOMMODATIONS LOGO]

                         ------------------------------

                                PROXY STATEMENT

                         ------------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 21, 1999

     This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of BridgeStreet Accommodations, Inc. (the "Company") of proxies for use at the Annual Meeting of Stockholders of the Company to be held, pursuant to the accompanying Notice of Annual Meeting, on Friday, May 21, 1999 at 10:30 a.m., and at any adjournment or adjournments thereof (the "Annual Meeting"). Action will be taken at the Annual Meeting to elect a Board of Directors to serve for the ensuing year.

     If a stockholder specifies in the proxy accompanying this Proxy Statement (the "Proxy") how it is to be voted, it will be voted in accordance with such specification, but any Proxy which is signed and returned and which does not specify how it is to be voted will be voted "for" the election of the nominees for directors named herein. Any stockholder giving a Proxy in the accompanying form retains the power to revoke it at any time before it is exercised by delivering a written revocation to the Secretary of the Company, by executing and returning to the Company a proxy bearing a later date or by attending the Annual Meeting and voting his or her shares in person. Any stockholder who attends the Annual Meeting in person will not be deemed thereby to revoke the stockholder's Proxy unless such stockholder affirmatively indicates thereat his or her intention to vote the shares in person.

     The Company's new principal executive offices are located at 2242 Pinnacle Parkway, Twinsburg, Ohio 44087. The Company mailed this Proxy Statement and the Proxy on or about April 14, 1999 to its stockholders of record at the close of business on April 1, 1999.

                ANNUAL REPORT AND INDEPENDENT PUBLIC ACCOUNTANTS

     The Company's Annual Report to Stockholders for the fiscal year ended December 31, 1998, including financial statements and the report of Arthur Andersen LLP thereon, is being mailed herewith to each of the Company's stockholders of record at the close of business on April 1, 1999. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     At its first meeting following the annual meeting of stockholders the Company's Board of Directors will approve independent certified public accountants for the ensuing year.

                               VOTING SECURITIES

     The holders of record of shares of Common Stock of the Company at the close of business on April 1, 1999 may vote at the Annual Meeting. On that date, there were outstanding and entitled to vote

8,005,037 shares of Common Stock. Each stockholder has one vote at the Annual Meeting for each share of Common Stock held of record on said date. As long as a quorum (a majority of issued and outstanding shares of Common Stock) is present at the Annual Meeting, the directors will be elected by a plurality of the votes cast at the Annual Meeting by the holders of shares entitled to vote thereat. Votes may be cast in favor of the election of the nominees for director or withheld; votes that are withheld will have no effect on the outcome of the election.

                                     ITEM I

                             ELECTION OF DIRECTORS

     The Company's By-laws provide that the Board of Directors shall consist of one or more directors, the exact number to be fixed by the Board of Directors. The Board of Directors has fixed the number of directors for the ensuing year at eight. In the event that any of the nominees becomes unavailable (which is not now anticipated by the Company), the persons named as proxies have discretionary authority to vote for a substitute. The Board of Directors has no reason to believe that any of the nominees will be unwilling or unable to serve if elected. The By-laws provide that, within the limits above specified, the number of directors may at any time be increased or decreased by the vote of the Board of Directors. No decrease in the number of directors, however, shall affect the term of any director in office. Nevertheless, it is possible that, under circumstances deemed by the Board of Directors to be appropriate, such action may be taken at any time during the ensuing year.

     Each of the following directors has been nominated for election at the Annual Meeting.

     JOHN E. DANNEBERG, age 52, has been President, Chief Executive Officer and a director of the Company since June 1998. He also is Chief Executive Officer and sole director of each of the Company's wholly-owned subsidiaries. From 1996 to 1997, Mr. Danneberg was Chief Executive Officer of Sonitrol Security, a subsidiary of ADT Limited ("ADT"), an electronic security company. From 1988 to 1995, Mr. Danneberg was owner and Chief Executive Officer of Foliage Plant Systems, a large commercial plant sales and services company. From 1981 to 1988, Mr. Danneberg was President of the security division of Hawley Group Limited, a predecessor of ADT. Prior to 1981, Mr. Danneberg held various management positions with several companies.

     MARK D. GAGNE, CPA, age 38, has been Chief Financial Officer and Treasurer of the Company since January 1997. From January 1996 until January 1997, Mr. Gagne was a consultant to American Business Partners LLC ("ABP"), a business development company. Previously, from February 1992 to December 1995, Mr. Gagne was Chief Financial Officer and Treasurer of CMG Information Services, Inc. and subsidiaries, a publicly-traded information technology company. From April 1988 to January 1992, Mr. Gagne was Vice President and Chief Financial Officer of the Trodella Companies, three privately-held construction services companies. From 1982 to 1988, Mr. Gagne served in a number of positions as a Certified Public Accountant for Kennedy & Lehan, P.C. and Arthur Andersen LLP.

     PAUL M. VERROCHI, age 50, has been Chairman of the Board of Directors of the Company since August 1996. Since May 1998, Mr. Verrochi has been Chairman and Chief Executive Officer of PROVANT, Inc., a performance improvement training company. Mr. Verrochi also is Chairman, co-founder and a principal of ABP. In 1992, Mr. Verrochi co-founded American Medical Response, Inc. ("AMR"), which prior to its acquisition was a publicly-held company and the largest provider of ambulance services in the United States. From August 1992 to January 1996, Mr. Verrochi served as AMR's President and Chief Executive Officer, and until January 1997 he also served as the Chairman of the Board of Directors. Mr. Verrochi was selected as the 1995 National Entrepreneur of the Year for Emerging Growth Companies by Inc. Magazine. Mr. Verrochi serves as an advisory board member to numerous charitable foundations, including the New England Aquarium and the Boston Symphony Orchestra. Mr. Verrochi is also a director of Coach USA, Inc.

     WILLIAM N. HULETT, III, age 55, has been Vice Chairman of the Board of Directors of the Company since June 1998. Previously, from June 1997 to June 1998, Mr. Hulett was President, Chief Executive Officer and a director of the Company. Prior to the commencement of his employment with the Company, Mr. Hulett served from January 1997 through May 1997 as a consultant to the Company. Mr. Hulett's career in the hotel industry has spanned 33 years, from 1960 to 1993. During 21 years with Westin Hotels ("Westin") (from 1960 to
1981), Mr. Hulett managed some of the best known hotels in America, including the St. Francis in San Francisco and The Mayflower in Washington, D.C., served as the Managing Director for all Westin Hotels in Hawaii, and also served as Vice President for Operations and Development, during which time Westin built the Westin in Cincinnati and the Westin O'Hare in Chicago. In 1981, Mr. Hulett joined the Nestle Corporation as President of the Stouffer Hotel Company ("Stouffer"). During his 12 years as President of Stouffer, Stouffer built, acquired or joint ventured over 35 hotels. In 1993, when Stouffer was sold, he devoted his time to fund raising and building the Rock and Roll Hall of Fame and Museum, which opened in Cleveland, Ohio in 1995. He served as Chairman and Chief Executive Officer of the facility until joining the Company in 1997. In 1996, Mr. Hulett was named Business Executive of the Year by the Cleveland Sales and Marketing Executives Association. Mr. Hulett is a director of the Travel Industry Association of America and of Developers Diversified Realty Corporation, and has served the American Hotel and Motel Association in various capacities, including Vice Chairman of its Educational Institute. Mr. Hulett currently serves as Chairman of the Cleveland Chapter of the American Red Cross.

     LYNDA D. CLUTCHEY, age 41, has been a director of the Company, and President and Chief Operating Officer of Temporary Corporate Housing, Inc. ("TCH"), one of the Company's operating subsidiaries, since January 1997. Until January 1997, Ms. Clutchey was President and a director of TCH, which she co-founded in August 1983. Prior to co-founding TCH, Ms. Clutchey served in the United States Peace Corps.

     DAVID B. HAMMOND, age 54, has been a director of the Company since November 1998. Mr. Hammond has been Chairman of Integrated Transport Systems Limited, a European vehicle auctioneer, since December 1995. Previously, from 1988 until April 1996, he served as Deputy Chairman of ADT. Mr. Hammond is a Fellow of the Institute of Chartered Accountants in England. Since May 1995, he has been a commissioner at the U.K. Monopolies and Mergers Commission. Mr. Hammond is also a director of BHI Corporation and PROVANT, Inc. and served as a director and Chairman of the Audit Committee of AMR from 1993 until 1997.

     STEPHEN J. RUZIKA, age 43, has been a director of the Company since July 1998. Mr. Ruzika served as director and Executive Vice President of ADT, and as a member of ADT's Executive Committee, from 1987 to July 1997. Until July 1997, he had been Chief Financial Officer of ADT since 1989 and President of ADT Security Services, Inc. since 1996. Mr. Ruzika was previously Chief Financial Officer of ADT's United States operations and he served as a non-executive director of BHI Corporation until August 1998.

     JERRY SUE THORNTON, PH.D., age 52, has been a director of the Company since September 1997. Dr. Thornton has been President of Cuyahoga Community College, the largest community college in Ohio, since 1992. Previously, from 1985 to 1992, Dr. Thornton was President of Lakewood Community College in White Bear Lake, Minnesota. Dr. Thornton is a director of Applied Industrial Technologies, Inc. and National City Bank (Cleveland), and of several non-profit organizations, including the Greater Cleveland Growth Association, the Urban League of Greater Cleveland and United Way Services.

CERTAIN INFORMATION REGARDING DIRECTORS

     The Board of Directors of the Company, which held five meetings in 1998, has the following committees:

     The Compensation Committee, consisting of Dr. Thornton and Messrs. Ruzika and Verrochi, whose function is to establish a general compensation policy for the Company, administer the Company's 1997 Equity Incentive Plan and Stock Plan for Non-Employee Directors and determine, subject to the provisions of the Company's employee benefit plans, the directors, officers and employees of the Company eligible to participate in any of the plans, the extent of such participation and terms and conditions under which benefits may be vested, received or exercised. The Compensation Committee had two meetings in 1998.

     The Audit Committee, consisting of Mr. Hammond and Dr. Thornton, whose function is to make recommendations concerning the engagement of independent public accountants, to review with the independent public accountants the plans for and results of the Company's annual audit, to approve professional services provided by the independent public accountants, to review the independence of the independent public accountants, to consider the range of audit and non-audit fees and to review the adequacy of the Company's internal accounting controls. The Audit Committee had two meetings in 1998.

     Each director of the Company attended at least 75% of all meetings of the Board and all committees of the board on which he or she served in 1998 (during the periods that he or she served). There are no family relationships among any of the directors or executive officers of the Company.

COMPENSATION OF DIRECTORS

     Mr. Verrochi and members of the Board of Directors who also serve as officers of the Company or its subsidiaries do not receive compensation for serving on the Board. Each other member of the Board receives a fee of $2,000 for each Board of Directors meeting attended, except that $500 is paid if a telephonic meeting is held, and an additional fee of $1,000 for each committee meeting attended, except that $500 is paid for each committee meeting attended on the same date as a Board meeting. All receive reimbursement of reasonable expenses incurred in attending Board and committee meetings and otherwise carrying out their duties.

     The Company's Board of Directors has adopted the Stock Plan for Non-Employee Directors (the "Directors' Plan") and has delegated certain powers to administer the Directors' Plan to its Compensation Committee (the "Committee"). Subject to adjustment for stock splits and similar events, a total of 100,000 shares of Common Stock are reserved for issuance under the Directors' Plan. Pursuant to the Directors' Plan, as amended, each director who is neither an employee of the Company or one of its subsidiaries nor a holder of five percent or more of the Company's Common Stock (a "non-employee director") receives, on the date of the Company's annual option grant to employees, an option to purchase a number of shares of Common Stock determined by the Committee in its sole discretion. Each option has a per-share exercise price equal to the fair market value of the Common Stock on the date of grant. Each option is non-transferable except upon death (unless otherwise approved by the Committee), expires 10 years after the date of grant and becomes exercisable with respect to one-third of the shares of Common Stock issuable thereunder on each of the first three anniversaries of the date of grant if the individual is a director at such time. If the director dies or otherwise ceases to be a director prior to the expiration of an option, the option (if exercisable) will remain exercisable for a period of one year (following death) or three months (following other termination of the individual's status as a director), but in no event beyond the tenth anniversary of the date of grant. The Committee also has the authority under the Directors' Plan to grant special awards from time to time to eligible participants. The Committee may at any time or times amend the Directors' Plan for any purpose that at the time may be permitted by law.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Mr. Verrochi filed a Form 5 with the Securities and Exchange Commission on October 23, 1998 in connection with a gift of Common Stock made on December 10, 1997. Connie F. O'Briant and Mr. Gagne each filed a Form 4 with the Securities and Exchange Commission on February 25, 1999 in connection with stock options granted on October 30, 1998.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table contains a summary of the annual, long-term and other compensation of certain of the Company's executive officers, including its Chief Executive Officer, for each of the Company's fiscal years ended December 31, 1998 and 1997.

                                                                           LONG-TERM
                                                                          COMPENSATION
                                                   ANNUAL COMPENSATION       AWARDS
                                                   --------------------   ------------
                                                                           SECURITIES
                                                                           UNDERLYING       ALL OTHER
       NAME AND PRINCIPAL POSITION          YEAR   SALARY($)   BONUS($)    OPTIONS(#)    COMPENSATION($)
       ---------------------------          ----   ---------   --------    ----------    ---------------
John E. Danneberg(1)......................  1998    109,450         --      500,000               --
  President and Chief Executive Officer     1997         --         --           --               --

William N. Hulett, III....................  1998     84,961         --           --          115,385(2)
  Former Chief Executive Officer            1997    235,385         --      150,000               --

Mark D. Gagne.............................  1998    142,518     20,000       10,000               --
  Chief Financial Officer and Treasurer     1997    123,269         --       75,000               --

---------------
(1) Mr. Danneberg joined the Company in June 1998.

(2) Consists of severance pay.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

     The following table contains information with respect to stock options granted to the Chief Executive Officer and the named executive officers during 1998. The Company has not granted SARs.

                                                                                            POTENTIAL REALIZABLE
                                                      INDIVIDUAL GRANTS                       VALUE AT ASSUMED
                                    -----------------------------------------------------      ANNUAL RATES OF
                                    NUMBER OF     PERCENT OF                                     STOCK PRICE
                                    SECURITIES   TOTAL OPTIONS                                  APPRECIATION
                                    UNDERLYING    GRANTED TO                                  FOR OPTION TERMS
                                     OPTIONS     EMPLOYEES IN     EXERCISE     EXPIRATION   ---------------------
                                    GRANTED(#)    FISCAL YEAR    PRICE($/SH)      DATE       5%($)       10%($)
                                    ----------   -------------   -----------   ----------    -----       ------
John E. Danneberg.................   200,000(1)      26.6%          $7.50        6/12/08    943,342    2,390,614
                                     125,000(2)      16.6%          $7.50        6/12/08    589,589    1,494,134
                                     175,000(3)      23.3%          $7.50        6/12/08    825,424    2,091,787

William N. Hulett, III............        --           --              --             --         --           --

Mark D. Gagne.....................    10,000(4)       1.3%          $3.50       10/30/08     22,011       55,781

---------------
(1) Option granted under the 1997 Equity Incentive Plan, with respect to which 125,000 shares currently are exercisable and 37,500 shares become exercisable on each of June 12, 1999 and 2000. In the event of a change in control (as defined in the option agreement), the option will become exercisable with respect to all of the shares issuable thereunder.

(2) Option becomes exercisable in full on June 12, 2006, or, if sooner, with respect to one-third of the shares issuable thereunder on each of the three occasions that the 20-day average closing price of the Common Stock on the principal national securities exchange or automated quotation system on which it is then being traded equals or exceeds $9.75, $14.625 and $19.50, respectively.

(3) Option becomes exercisable with respect to one-half of the shares issuable thereunder on each of June 12, 1999 and 2000.

(4) Option granted under the 1997 Equity Incentive Plan which becomes exercisable with respect to one-third of the shares issuable thereunder on each of October 30, 1999, 2000 and 2001. In the event of a change in control (as defined in the option agreement), the option will become exercisable with respect to all of the shares issuable thereunder.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table shows certain information concerning the aggregate number of all options (both exercisable and unexercisable) held by the Chief Executive Officer and the other named executive officers as of December 31, 1998. None of these individuals exercised any options in 1998, and all options held by them were out-of-the-money as of December 31, 1998. The closing price of the Common Stock on the American Stock Exchange on April 7, 1999 was $3.50.

                                                        NUMBER OF SECURITIES
                                                       UNDERLYING UNEXERCISED
                                                       OPTIONS AT DECEMBER 31,
                                                               1998(#)
                                                      -------------------------
                                                      EXERCISABLE/UNEXERCISABLE
                                                      -------------------------
John E. Danneberg...................................       125,000/375,000
William N. Hulett, III..............................       150,000/--
Mark D. Gagne.......................................        25,000/60,000

EMPLOYMENT AGREEMENTS

     Mr. Danneberg has a three-year employment agreement dated June 12, 1998. Under this agreement, Mr. Danneberg will receive a base salary of $200,000 during the first year of the term, $214,000 during the second year of the term and $229,000 during the third year of the term, subject to increase from time to time by the Board or the Committee. In the event Mr. Danneberg's employment is terminated by the Company, the Company shall continue to pay Mr. Danneberg his base salary as of the date of termination for the remainder of the term of his employment agreement or twelve months, whichever is longer, and the Company will continue to provide Mr. Danneberg with medical insurance coverage for the remainder of the term of this agreement or twelve months, whichever is longer. Mr. Danneberg has agreed not to compete with the Company for a period of two years following termination of his employment.

     Mr. Hulett's employment was terminated on June 8, 1998. Pursuant to the severance provisions contained in his employment agreement, Mr. Hulett is to receive his base salary at the time of his resignation of $200,000, benefits under the Company's health and life insurance plans and incidental costs until May 31, 2000. Pursuant to his employment agreement, Mr. Hulett may not compete with the Company until June 8, 2000.

     Mr. Gagne has an employment agreement dated January 2, 1997 to serve as the Company's Chief Financial Officer. Under this agreement, as amended, Mr. Gagne received a base salary of $150,000 for the year ending April 1, 1999, subject to discretionary increases and a bonus of up to 40% of his base salary based on performance goals and other criteria. Mr. Gagne may receive severance benefits consisting of $75,000 if the Company does not extend his employment agreement on substantially the same terms and conditions within thirty days of May 31, 2001 (the expiration date of the agreement). In addition, if Mr. Gagne's employment with the Company is terminated other than pursuant to the agreement prior to the end of the term, he will receive severance benefits consisting of his base salary as of the date of termination for the longer of the remaining term of the agreement or twelve months, a pro rata portion of his bonus payment, if payable, and medical insurance coverage for the longer of the remaining term of the agreement or twelve months. In the event of a change in control (as defined in the agreement), any unvested options held by Mr. Gagne will become exercisable and Mr. Gagne may terminate the agreement and receive one year's base salary, $75,000 within thirty days following the effective date of termination, a pro rata portion of his bonus, if payable, and medical insurance coverage for twelve months from the date of termination. Mr. Gagne has agreed not to compete with the Company for a period of two years following termination of his employment.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors is responsible for the establishment and administration of the general compensation policy for the Company. In particular, the Compensation Committee establishes general guidelines on an annual basis for changes in compensation for the executive officers of the Company and other key salaried employees, approves the compensation of the executive officers of the Company and other employees who report directly to the Chief Executive Officer, approves the goals which determine the amount of incentive award which may be earned pursuant to the Company's Management Incentive Plan for the executive officers of the Company and those other plan participants reporting directly to the Chief Executive Officer, reviews and recommends to the Board of Directors any proposed contracts of employment with any or all elected executive officers of the Company reporting directly to the Chief Executive Officer, grants stock options pursuant to the Company's 1997 Equity Incentive Plan within guidelines from time to time established by the Board, reviews and advises the Board of Directors as to any new stock option programs regarding timing, amounts and types, and meets with Company management to review programs, priorities and progress for the recruiting, staffing and development of competent managers for present and future Company needs.

     The two key components of compensation for the Company's executive officers are annual base salary and stock options. The annual base salary of the Company's executive officers is based on individual performance, is competitive with those similarly situated outside the Company and is reviewed annually to consider increases of salary and/or bonus payments. Such review is necessary in order to attract and retain talented and competent officers to contribute to the overall success of the Company.

     During 1998, in connection with John Danneberg's appointment as President and Chief Executive Officer, the Board approved the grant to him of options to purchase 500,000 shares of Common Stock. Of these options, options to purchase 125,000 shares were immediately exercisable, options to purchase 125,000 shares become exercisable on each of June 12, 1999 and June 12, 2000, and options to purchase 125,000 shares become exercisable in full on June 12, 2006, or, if sooner, with respect to one-third of the shares issuable thereunder on each of the three occasions that the 20-day average closing price of the Common Stock on the principal national securities exchange or automated quotation system on which it is then being traded equals or exceeds $9.75, $14.625 and $19.50, respectively. The objective behind linking the vesting of stock options to the price of the Company's Common Stock is to have a portion of Mr. Danneberg's compensation package contingent on the financial success of the Company. As a result, Mr. Danneberg's interests are aligned with those of the Company's stockholders, and he is appropriately rewarded for the Company's success.

                                            Respectfully submitted by,

                                            THE COMPENSATION COMMITTEE
                                              STEPHEN J. RUZIKA, Chairman
                                              JERRY SUE THORNTON
                                              PAUL M. VERROCHI

COMPARATIVE STOCK PERFORMANCE

     The following graph and chart compares, for the period commencing September 25, 1997, the first day that the Common Stock was publicly traded, and ending December 31, 1998, the change in the cumulative total return on the Company's Common Stock with the American Stock Exchange's Market Index and the Dow Jones Lodging Industry Group Index, assuming the investment of $100 on September 25, 1997 (at $9.00, for the Common Stock (the initial public offering price), and at the market close for the indices) and the reinvestment of any dividends.

                                                      BRIDGESTREET                                          AMEX MARKET INDEX
                                                     ACCOMMODATIONS,            DOW JONES LODGING           -----------------
                                                          INC.                     GROUP INDEX
                                                     ---------------            -----------------
'9/25/97'                                                100.00                      100.00                      100.00
'12/31/97'                                               112.89                       92.15                       98.27
'12/31/98'                                                35.44                       66.42                       96.93

                              CERTAIN STOCKHOLDERS

     The following table sets forth information as of April 1, 1999 with respect to (i) each director of the Company, (ii) the named executive officers, (iii) all executive officers and directors of the Company as a group and (iv) each person who is known by the Company to be the beneficial owner of more than five percent of the Common Stock as of such date. This information has been furnished by the persons listed in the table. Except as indicated in the footnotes below, the persons named in this table have sole investment and voting power with respect to the shares beneficially owned by them.

                                                                                  PERCENT OF
                                                                 SHARES           OUTSTANDING
                                                              BENEFICIALLY          SHARES
                  NAME OF BENEFICIAL OWNER                       OWNED             OWNED(1)
                  ------------------------                    ------------        -----------
John E. Danneberg...........................................     200,100(2)           2.5%
William N. Hulett, III......................................     335,000(3)           4.1%
Mark D. Gagne...............................................     143,500(4)           1.8%
Paul M. Verrochi............................................     241,706(5)           3.0%
Lynda D. Clutchey(6)........................................     555,213(7)           6.9%
David B. Hammond............................................       6,500(8)             *
Stephen J. Ruzika...........................................          --               --
Jerry Sue Thornton..........................................       8,432(9)             *
SLD Partnership(10).........................................   1,169,395             14.6%
Rocco A. Di Lillo (11)......................................     610,851              7.6%
Melanie R. Sabelhaus (12)...................................     826,805(13)         10.3%
All Executive Officers and Directors as a Group
  (8 Persons)...............................................   1,490,451(14)         17.9%

---------------
   * Less than 1 %.

 (1) Percentages are based upon 8,005,037 shares of Common Stock outstanding on April 1, 1999.

 (2) Includes 125,000 shares of Common Stock that may be acquired pursuant to options that currently are exercisable.

 (3) Includes 150,000 shares of Common Stock that may be acquired pursuant to options that currently are exercisable.

 (4) Includes 6,000 shares of Common Stock held by Mr. Gagne's children, with respect to which Mr. Gagne disclaims beneficial ownership. Also includes 50,000 shares of Common Stock that may be acquired pursuant to options that currently are exercisable.

 (5) Includes 50,084 shares of Common Stock held by one of Mr. Verrochi's children, with respect to which Mr. Verrochi disclaims beneficial ownership.

 (6) The stockholder's current address is c/o BridgeStreet Accommodations, Inc., 2242 Pinnacle Parkway, Twinsburg, Ohio 44087.

 (7) Consists of (i) 47,890 shares of Common Stock held jointly with Ms. Clutchey's spouse and (ii) 507,323 shares of Common Stock held of record by SLD Partnership, an Ohio general partnership, with respect to which Ms. Clutchey has voting and investment power.

 (8) Shares are held by a company of which Mr. Hammond and his wife are the sole stockholders.

 (9) Includes 8,332 shares of Common Stock that may be acquired pursuant to options that currently are exercisable.

(10) The address of SLD Partnership is 1515 Bethel Road, Columbus, Ohio 43220. Ms. Clutchey and two of her siblings are general partners of SLD Partnership.

(11) The stockholder's address is 2099 Edgeview Drive, Hudson, Ohio 44236. FirstMerit Corporation, the custodian of Mr. Di Lillo's shares, filed a
     Schedule 13G with the Securities and Exchange Commission on February 8, 1999 with respect to the shares.

(12) The stockholder's address is 227 GreenSprings Valley Drive, Owings Mills, Maryland 21117.

(13) Includes 18,250 shares of Common Stock held by Ms. Sabelhaus' spouse and 150,000 shares of Common Stock held in trust for Ms. Sabelhaus' children.

(14) See Notes 2, 3, 4, 5, 7, 8 and 9 above.

                              CERTAIN TRANSACTIONS

ORGANIZATION OF THE COMPANY

     The Combination

     In connection with the acquisition by the Company of Corporate Lodgings, Inc., Exclusive Interim Properties, Ltd., Home Again, Inc., Temporary Housing Experts, Inc. and TCH (collectively, the "Founding Companies"), the Company acquired all of the issued and outstanding capital stock of the Founding Companies (the "Combination"). The aggregate consideration paid by the Company in the Combination was 4,301,000 shares of Common Stock. Of this amount, Ms. Clutchey, a director of the Company, received 1,537,285 shares (including shares issued to a general partnership of which each of Ms. Clutchey and two of her siblings are general partners). See "Certain Stockholders." Pursuant to the terms of the agreements by which the Founding Companies were merged into the Company, Ms. Clutchey was designated a director of the Company.

     In connection with the Combination, Ms. Clutchey entered into an employment agreement with the Company. Her employment agreement provided for an initial base salary of $100,000, subject to upward adjustment in the sole discretion of the Company's Board of Directors, and participation in the Company's bonus and benefit plans. The employment agreement expires on January 2, 2000 but may be terminated earlier in the event of disability, for cause (as defined) or without cause by the approval of two-thirds of the Company's Board of Directors.

     Ms. Clutchey has agreed not to compete with the Company for three years from the date of termination of employment by the Company (regardless of the reason therefor).

     American Business Partners LLC

     Mr. Verrocchi, Chairman of the Company, is a principal and Chairman of ABP. ABP has agreed to assist the Company to complete future acquisitions if the Company so requests. Under the terms of the agreement between the parties, which is terminable at will by either party, ABP will receive from the Company in cash 1% of the transaction value of acquisitions for which ABP, at the Company's request, provides assistance. ABP also will be reimbursed for all direct expenses incurred by ABP in connection with such acquisitions.

TRANSACTIONS INVOLVING OFFICERS AND DIRECTORS

     As a result of the Combination, the Company assumed the obligations of TCH under a three-year contract, effective January 1, 1996, with Saturn Enterprises, Inc. ("Saturn"), a corporation jointly owned by Ms. Clutchey and her husband, David Clutchey III. Pursuant to the contract, TCH leases from Saturn on a non-exclusive basis televisions, VCRs, and microwave ovens. In 1998, TCH recorded expenses under this contract of approximately $327,000. This contract expired on December 31, 1998 and has not been renewed. However, the Company continues to lease equipment from Saturn on a month-to-month basis. The Company believes that the terms of this arrangement are no less favorable than could be obtained from non-affiliated parties.

OTHER TRANSACTIONS

     Mr. Di Lillo, a former officer and director of the Company and a holder of more than 5% of Common Stock, has a severance agreement with the Company dated February 10, 1999. Under this agreement, Mr. Di Lillo will continue to receive installments of his base salary as in effect on June 8, 1998 ($140,000 per year) from that date, as well as continued medical benefits, until December 8, 1999. In addition, in certain circumstances upon a change in control of the Company (as defined in the agreement), Mr. Di Lillo will be entitled to receive the greater of (i) $150,000 or (ii) the product of 50,000 times the excess of the per-share consideration paid in connection with the change in control over $9.00. Mr. Di Lillo has agreed not to compete with the Company for three years from the date his employment with the Company terminated.

     Melanie R. Sabelhaus, a former director of the Company, has a severance agreement with the Company dated January 21, 1999. Under this agreement, Ms. Sabelhaus will continue to receive installments of her base salary as in effect on June 8, 1998 ($100,000 per year), from that date, as well as continued medical benefits, until June 8, 1999. In addition, the Company paid Ms. Sabelhaus a lump sum of $120,000 upon the execution of the agreement. Ms. Sabelhaus has agreed not to compete with the Company for three years from the date her employment with the Company terminated.

     Ms. O'Briant, a former director of the Company, has a severance agreement with the Company dated March 4, 1999. Under this agreement, Ms. O'Briant will continue to receive installments of her base salary as in effect on that date ($112,000 per year), as well as continued medical benefits, until December 31, 1999. Ms. O'Briant has agreed not to compete with the Company for three years from the date her employment with the Company terminated.

                           PROPOSALS OF STOCKHOLDERS

     Proposals of stockholders intended to be presented at the next annual meeting of stockholders must be received by the Company at its principal executive offices both (i) on or before December 15, 1999 (after which time they will not be included in the proxy statement and form of proxy relating to that meeting) and (ii) in accordance with the procedures and within the time frames specified in the Company's By-laws and summarized below.

     The By-laws of the Company specify when a stockholder must submit proposals for consideration at a stockholders' meeting in order for those proposals to be considered at the meeting. In order for a proposal to be considered at the meeting, the stockholder making it must give timely notice in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days and not more than 90 days prior to the meeting; except that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received no later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

                                 OTHER MATTERS

     The Board of Directors knows of no business which will be presented for consideration at the Annual Meeting other than as shown above. However, if any such other business should come before the Annual Meeting, it is the intention of the persons named in the enclosed Proxy to vote the Proxies in respect of any such business in accordance with their best judgment.

     The cost of preparing, assembling and mailing this proxy material will be borne by the Company. The Company may solicit Proxies otherwise than by use of the mail, in that certain officers and regular employees of the Company, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain Proxies. Such assistance may take the form of personal, telephonic or written solicitation or any combination thereof. The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which shares are beneficially owned by others, to send this proxy material to and obtain Proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

                                            By Order of the Board of Directors




                                            CONSTANTINE ALEXANDER
                                            Secretary
April 14, 1999

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 21, 1999
                       BRIDGESTREET ACCOMMODATIONS, INC.

    The undersigned, having received the Notice of Annual Meeting of Stockholders and the Board of Directors' Proxy Statement, hereby appoint(s) John
E. Danneberg and Mark D. Gagne, and each of them, Proxies of the undersigned (with full power of substitution) to attend the Annual Meeting of Stockholders of BridgeStreet Accommodations, Inc. ("BridgeStreet") to be held May 21, 1999, and all adjournments thereof (the "Meeting"), and there to vote all shares of Common Stock of BridgeStreet that the undersigned would be entitled to vote if personally present, in regard to all matters which may come before the meeting.

    The undersigned hereby confer(s) upon the Proxies, and each of them, discretionary authority (i) to consider and act upon such business, matters or proposals other than the business set forth below as may properly come before the Meeting for which BridgeStreet did not receive proper notice in accordance with its By-laws and (ii) with respect to the election of directors in the event that any of the nominees is unable or unwilling to serve. THE PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER SPECIFIED HEREIN. IF NO SPECIFICATION IS MADE, THE PROXIES INTEND TO VOTE FOR ALL NOMINEES FOR DIRECTOR.

Please mark vote, as in this example.    [X]

1. For the election of all nominees for director listed below (except as otherwise indicated).

   [ ] FOR all nominees              [ ] WITHHOLD from all nominees

    NOMINEES:  Lynda D. Clutchey, John E. Danneberg, Mark D. Gagne, David B.
               Hammond, William N. Hulett, III, Stephen J. Ruzika, Jerry Sue Thornton and Paul M. Verrochi

--------------------------------------------------------------------------------
            FOR all nominees, except those listed on the line above

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                         Mark here for address change and note below.     [ ]

                         ---------------------------------------    -------------------
                         Signature                                  Date
                         ---------------------------------------    -------------------
                         Signature                                  Date

                         ---------------------------------------
                         Signature
                         ---------------------------------------
                         Signature


                         In signing, please write name(s) exactly as appearing in the imprint on this card. For shares held jointly, each joint owner should sign. If signing as executor, or in any other representative capacity, or as an officer of a corporation, please indicate your full title as such.